UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 16, 2012

KOSMOS ENERGY LTD.
(Exact Name of Registrant as Specified in its Charter)
Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda		HM 11 (Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +1 441 295 5950

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 16, 2012, Kosmos Energy Ltd. (the “Company”) issued a press release (the “Press Release”) announcing that it had appointed Paul M. Nobel as Senior Vice President and Chief Accounting Officer of the Company effective immediately. Mr. Nobel, who is 44, joins the Company from World Fuel Services Corporation, a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel products and related services on a worldwide basis. Mr. Nobel served as Senior Vice President and Chief Accounting Officer at World Fuel Services Corporation from 2006 to 2012 and also concurrently served in various other financial leadership roles, including Senior Vice President Finance – EMEA from October 2011 through February 2012; Senior Vice President – Finance of its Land Segment from June 2010 through October 2011; Senior Vice President – Audit and Business Controls from October 2008 through April 2009; and Senior Vice President – Treasurer from June 2008 through September 2008. He served as Senior Vice President – Corporate Finance from 2005 to 2006. Prior to joining World Fuel, Mr. Nobel served as Vice President – Finance and Controller of Mayor’s Jewelers, Inc. from 2003 to 2005. From 1993 to 2003, he held various positions in the assurance & advisory group of Deloitte & Touche LLP. He earned a Bachelor of Science degree from Florida State University and is a Certified Public Accountant. Mr. Nobel brings a wealth of experience in accounting and finance to the Company. A copy of the press release announcing Mr. Nobel’s appointment is attached hereto as Exhibit 99.1.

There is no family relationship between Mr. Nobel and any other executive officer or director of the Company, and there is no arrangement or understanding with any other person under which he was appointed. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Nobel has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Nobel’s appointment as Chief Accounting Officer of the Company, he will receive a base salary of $350,000 per year. Mr. Nobel will receive a signing bonus of $100,000 and on July 16, 2013 he will receive a retention bonus of $100,000 if on that date he remains actively employed by the Company. Mr. Nobel will also be eligible to receive a discretionary annual cash bonus that is targeted at 50% of his annual base salary pursuant to the Company’s Annual Incentive Plan, as determined by the compensation committee of the board of directors of the Company.

Mr. Nobel will receive two restricted share unit awards, each with a grant date value of $393,750. The number of restricted share units covered by each award will be determined by dividing the grant date value of the award by the closing price of a Company share on the August 1, 2012 grant date. The first award will vest based solely on service, with 25% of the award scheduled to vest on each of the first four anniversaries of the grant date. The second award will be subject to the same four year service condition and also will be subject to a performance condition that will be attained based on the Company’s total shareholder return relative to that of a specified peer group over the four year performance period. The terms of the awards will be governed by the Company’s Long Term Incentive Plan and individual award agreements.

Mr. Nobel will receive relocation and transitional assistance customarily provided to the Company’s executive officers. Mr. Nobel will be required to reimburse the Company for the amounts of such assistance if he voluntarily terminates his employment within the first 12 months of employment. If Mr. Nobel’s employment is terminated through no fault of his own or his position is eliminated and he is not offered a comparable position in Dallas, he will receive severance in an amount equal to the sum of his then-current annual base salary and target annual bonus. In addition, the Company will reimburse Mr. Nobel for the amount of COBRA payments to cover medical and dental health insurance for himself and his dependents for one year.

Item 7.01 Regulation FD Disclosure.

On July 16, 2012, the Company issued the Press Release. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Form 8-K and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits. The following exhibit is furnished as part of this current report on Form 8-K:

99.1	Press Release dated July 16, 2012 announcing the appointment of Paul M. Nobel as Chief Accounting Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           July 16, 2012

KOSMOS ENERGY LTD.

By:	/s/ W. Greg Dunlevy
W. Greg Dunlevy
Executive Vice President and Chief Financial Officer